Exhibit 10.49

Coking Operations Termination and Land Lease Agreement

Party A:	Pingdingshan Hongfeng Coal Processing and Coking, Ltd..

Party B:	Henan Province Pingdingshan Hongli Coal and Coke Co., Ltd.

Parties A and B, through mutual negotiations, terminate the previously signed Lease Operation Agreement regarding leasing Pingdingshan Hongyetai Industry and Trade Co., Ltd. (“Hongyetai”). That agreement would terminate in April 2016, and now it will terminate on November 30, 2016.

Parties will not continue the execution of the pervious lease, and reach the following agreement regarding the aboveground coke gasification equipment land built in Hongyetai plan:

1.	The Hongyetai’s No. 1 coke furnace lease signed by both parties will end on November 30, 2015 and is no longer effective.

2.	Party B leases the 50,000 square meters land where the aboveground coke gasification equipment is and built in the north side of Hongyetai plant to produce coke gasification. The lease term is one year.

3.	Parties agree that December 2015 is used as adjustment period. The lease will start from January 1, 2016 and the lease term is one year.

4.	During the lease term, Party A may not interfere Party B’s production.

5.	Party B may not engage in any activities inconsistent with coke gasification. Party B shall be solely responsible to arrange production staff and management personnel for the coke gasification.

6.	Party A shall charge Party B a land lease fee of RMB 50,000 every month.

7.	The parties may file lawsuits to resolve dispute arising from this agreement to the court where this agreement was entered into.

8.	This agreement shall be made in four copies, with Parties A and B each holding two, and shall become effective upon the parties’ seal.

Party A:	Party B:

[seal of Pingdingshan Hongfeng	[seal of Henan Province Pingdingshan
Coal Processing and Coking, Ltd.]	Hongli Coal & Coke Co., Ltd.]

November 25, 2015